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                                                                                                                        Exhibit 11


                                                 Ford Motor Company and Subsidiaries

                                     COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                                     -----------------------------------------------------------
                                  IN ACCORDANCE WITH OPINION 15 OF THE ACCOUNTING PRINCIPLES BOARD
                                  ----------------------------------------------------------------




                                                                 First Quarter 1997                    First Quarter 1996
                                                           -------------------------------       --------------------------------
                                                                               Income                                Income
                                                                            Attributable                          Attributable
                                                           Avg. Shares        to Common          Avg. Shares        to Common
                                                            of Common    and Class B Stock        of Common     and Class B Stock
                                                           and Class B   -----------------       and Class B    -----------------
                                                              Stock                    Per          Stock                   Per
                                                           Outstanding     Total      Share      Outstanding     Total     Share
                                                           -----------    -------    -------     -----------    -------   -------
                                                             (Mils.)      (Mils.)                  (Mils.)      (Mils.)

 Preliminary Earnings Per Share Calculation                   1,190       $1,455      $1.22         1,168        $634      $0.54

 I. Primary Earnings Per Share
    --------------------------

    - Assuming exercise of options                               49                                    44
    - Assuming purchase of shares with proceeds of options      (35)                                  (29)
    - Assuming issuance of shares contingently issuable           2                                     2
    - Assuming conversion of subsidiary stock options and
      convertible debt                                                         0                                    0
    - Uncommitted ESOP shares                                    (5)                                   (4)
                                                              -----       ------                    -----        ----
        Net Common Stock Equivalents                             11            0                       13           0
                                                              -----       ------                    -----        ----

    Primary Earnings Per Share Calculation                    1,201       $1,455      $1.21 a/      1,181        $634      $0.54 a/
                                                              =====       ======      =====         =====        ====      =====

II. Fully Diluted Earnings Per Share

    Primary Earnings Per Share Calculation                    1,201       $1,455      $1.21         1,181        $634      $0.54

    - Assuming conversion of convertible preferred stock         12            4 b/                    26           8 b/
    - Reduction in shares assumed to be purchased
       with option proceeds c/                                    0                                     4
                                                              -----       ------                    -----        ----

    Fully Diluted Earnings Per Share Calculation              1,213       $1,459      $1.20         1,211        $642      $0.53
                                                              =====       ======      =====         =====        ====      =====




- - - - -
a/ The effect of common stock equivalents and/or other dilutive securities was not material in this period; therefore, the amount presented on the income statement is the Preliminary Earnings Per Share Calculation.
b/ Reflects the elimination of preferred dividends upon conversion.
c/ Incremental effect of dividing assumed option proceeds by the ending price, rather than the average price, of Common Stock for each period when the ending price exceeds the average price.
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